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                                                                  EXHIBIT  99.11

CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 24 to Registration Statement No. 2-82976 of Prudential Government Income Fund, Inc. of our report dated April 11, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
April 28, 1997